Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

June 16, 2006

Festival Fun Parks, LLC

And the Guarantors set forth below

4590 MacArthur Boulevard, Suite 400

Newport Beach, CA 92660

Palace Finance, Inc.

320 Park Avenue, 17th Floor

New York, NY 10022

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Festival Fun Parks, LLC, a Delaware limited liability company, Palace Finance, Inc., a Delaware corporation (together, the “Issuers”), Palace Entertainment Holdings, Inc., Delaware corporation (“PEH”), Splish Splash at Adventureland, Inc., a New York corporation (“Splish Splash”), Family Fun Center Holdings LLC, a Delaware limited liability company (“Family Fun Center”), Smartparks - San Jose, Inc., a Delaware corporation (“San Jose”), Smartparks - Riverside, Inc., a Delaware corporation (“Riverside”), Smartparks - San Dimas, Inc., a Delaware corporation (“San Dimas”), Raging Waters Group, Inc., a California corporation (“Raging Waters”), Wet ‘N Wild Nevada, Inc., a Nevada corporation (“Wet ‘N Wild”), Smartparks - Carolina, Inc., a Delaware corporation (“Carolina”), Smartparks - Florida, Inc., a Delaware corporation (“Florida”), Smartparks - Silver Springs, Inc., a Delaware corporation (“Silver Springs”) and Palace Management Company, LLC, a Delaware limited liability company (“Palace Management”).  PEH, Splish Splash, Family Fun Center, San Jose, Riverside, San Dimas, Raging Waters, Wet ‘N Wild, Carolina, Florida, Silver Springs and Palace Management are referred to in this opinion letter as the “Guarantors” and, together with the Issuers, the “Registrants.”  This opinion letter is being delivered in connection with the proposed registration by the Issuers of $150,000,000 in aggregate principal amount of the Issuers’ 10-7/8% Senior Notes due 2014, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 16, 2006, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of April 12, 2006, among the Issuers, the Guarantors and Wells Fargo Bank, National Association., as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10-7/8% Senior Notes due 2014 (the “Old Notes”), of which $150,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of April 12, 2006,  by and among Festival Fun Parks, LLC, Palace Finance, Inc., Palace Entertainment Holdings, Inc., the other guarantors listed in Schedule 1 thereto, J.P. Morgan Securities Inc. and Jefferies & Company, Inc., relating to the Old Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any applicable laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuers and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP